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                                                                    EXHIBIT 99.1

                                FOOT LOCKER, INC.

                             N E W S   R E L E A S E

                                             CONTACT:  Peter D. Brown
                                                       Vice President, Investor
                                                       Relations and Treasurer
                                                       Foot Locker, Inc.
                                                       (212) 720-4254

                  FOOT LOCKER, INC. REPORTS FIRST QUARTER SALES

                  o   First Quarter Total Sales Increased 5.1 Percent

                  o   First Quarter Comparable Store Sales Increased 0.3 Percent

                  o First Quarter Earnings Per Share Expected to Increase 10-to-20 percent, in Line with the Company's Previous Guidance

NEW YORK, NY, May 6, 2004 - Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported sales for the 13-week period ended May 1, 2004 of $1,186 million, versus $1,128 million in the comparable period last year, an increase of 5.1 percent. Comparable store sales for the Company's 2004 first quarter increased 0.3 percent. Excluding the effect of foreign currency fluctuations, total sales for the 13-week period increased 2.0 percent.

"Our first quarter comparable-store sales results reflected a low-single digit increase in our U.S. business, with the most significant growth generated by our Foot Locker store division," stated Matthew D. Serra, Foot Locker, Inc.'s Chairman and Chief Executive Officer. "Sales in our international business declined low-single digits, partially as a result of weakening economic conditions and reduced tourism in certain European countries due to uncertain geo-political concerns. Our global expansion strategy, however, remains on track with 60 new stores planned in international markets during 2004. In line with our previously stated range, we currently expect our 2004 first quarter earnings per share to increase 10-to-20 percent."

Foot Locker, Inc. plans to report its first quarter 2004 results on Wednesday, May 19, 2004. A conference call is scheduled on May 20, 2004 for 10:00 a.m. ET to discuss these results and provide guidance with regard to its earnings outlook for 2004. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log-on to the website at least 15 minutes prior to the call in order to download any necessary software. The webcast conference call will be available for replay until 5:00 p.m., Monday, May 24, 2004. News releases are also available on the Internet at http://www.prnewswire.com or on Foot Locker Inc.'s website at http://www.footlocker-inc.com.

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 3,600 athletic retail stores in 16 countries in North America, Europe and Australia. Through its Foot Locker, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.

                 Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company's filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company's merchandise mix and retail locations, the Company's reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, risks associated with foreign global sourcing, including political instability, changes in import regulations, disruptions to transportation services and distribution, and the presence of severe acute respiratory syndrome, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, including its plans for the marquee and launch footwear component of its business, and its plans for the integration of the Footaction stores. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.


           Foot Locker, Inc. 112 West 34th Street, New York, NY 10120